FOR IMMEDIATE RELEASE
October 30, 2023
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Third Quarter 2023 Results
Toledo, Ohio, October 30, 2023…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2023.
Recent Highlights
•Reported net income attributable to common stockholders of $0.24 per diluted share
•Reported normalized funds from operations ("FFO") attributable to common stockholders of $0.92 per diluted share
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 14.1%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 26.1%
•SHO portfolio year-over-year same store ("SS") revenue increased 9.8% in the third quarter, driven by 220 basis points ("bps") of year-over-year average occupancy growth and Revenue Per Occupied Room ("RevPOR") growth of 6.9%
•SHO portfolio year-over-year SSNOI margin expanded by 330 bps driven primarily by strong RevPOR growth which continued to meaningfully outpace Expense per Occupied Room ("ExpPOR") growth
•During the third quarter, we completed $1.4 billion of pro rata acquisitions and loan funding. Year to date as of October 30, 2023, we have completed $3.0 billion of pro rata gross investments exclusive of development funding
•As of September 30, 2023, we had approximately $6.7 billion of available liquidity inclusive of $2.7 billion of available cash and restricted cash and full capacity under our $4.0 billion line of credit
•Improved net debt to Adjusted EBITDA to 5.14x at September 30, 2023 from 6.93x at September 30, 2022
•Revised full year 2023 net income attributable to common stockholders outlook to a range of $0.91 to $0.95 per diluted share as compared to previous guidance of $0.75 to $0.84 per diluted share. Full year normalized FFO attributable to common stockholders guidance has been revised to a range of $3.59 to $3.63 per diluted share as compared to previous guidance of $3.51 to $3.60 per diluted share
Capital Activity and Liquidity During the third quarter, net debt to consolidated enterprise value improved to 22.9% at September 30, 2023 from 29.5% at December 31, 2022. During the third quarter and subsequent to quarter end, we sourced approximately $3 billion of attractively priced capital, including debt, equity and proceeds from dispositions and loan payoffs to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity profile. We reduced our share of variable rate debt to 12.2% as of September 30, 2023 from 16.0% as of December 31, 2022.
Notable Investment Activity In the third quarter, we completed $1.6 billion of pro rata gross investments, including $1.4 billion in acquisitions and loan funding and $270 million in development funding. We opened seven development projects for an aggregate pro rata investment amount of $137 million. Additionally, during the third quarter we completed pro rata property dispositions and loan payoffs of $325 million. Subsequent to quarter end, we completed $922 million in acquisitions and loan funding, along with $29 million in pro rata property dispositions and loan payoffs.
Revera Joint Venture During the second quarter, we entered into definitive agreements to dissolve our existing Revera joint venture relationship across the U.S., United Kingdom and Canada. The transactions include acquiring the remaining interests in 110 properties from Revera while simultaneously selling interests in 31 properties to Revera.
We closed the portion of the transactions predominantly related to the U.S. portfolio during the third quarter through (i) the acquisition of wholly-owned interests in ten well-located properties currently under development or recently developed by Sunrise Senior Living that were previously held within a 34% Welltower/66% Revera joint venture, (ii) the disposition of our minority interests in 12 U.S. properties and one Canadian development project and (iii) the disposition of our 34% interest in the Sunrise Senior Living management company. In conjunction with these transactions, operations for two of the now wholly-owned properties, as well as an additional 26 existing 100% owned properties, transitioned to Oakmont Management Group, which has previously demonstrated rapid success in driving outsized NOI growth after assuming management of properties in its core markets.
We anticipate closing the remainder of the real estate transaction and operator transitions related to our Canadian portfolio at year end subject to customary closing conditions. The Canadian portfolio consists of 85 properties in a joint venture owned 75% by us and 25%

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by Revera. As a part of the transaction, we intend to acquire Revera's interest in 71 properties and sell our interests in the remaining 14 properties. To date, operations for 18 of the 71 retained properties have transitioned to new operators.
Canadian Pension Plan Investment Board ("CPPIB") During the third quarter, we acquired CPPIB's 45% interest in an existing joint venture with us for a pro rata investment of $161 million.
Other Transactions During the third quarter, we acquired five SHO properties, two Outpatient Medical properties and 24 Long-Term/Post-Acute Care properties for a pro rata purchase price of $619 million. We provided loan funding of $259 million during the quarter. Additionally, we received $320 million in proceeds from the disposition of 17 seniors housing properties and one medical office building and $5 million in proceeds received from loan payoffs.
Notable Investment Activity Subsequent to Quarter End
Cogir Management Corporation Subsequent to quarter end, we continued to grow our relationship with Cogir, closing on a portfolio of 12 best-in-class senior living communities in Quebec for a pro rata purchase price of $885 million CAD. Cogir will continue to manage the properties in a 95/5 joint venture.
Environmental, Social and Governance (“ESG”) During the third quarter, we received the GRESB Green Star designation for the third consecutive year and were awarded full points for the Management component and Social and Governance sections due to our strong governance practices, commitments and engagement across ESG.
Dividend On October 30, 2023, the Board of Directors declared a cash dividend for the quarter ended September 30, 2023 of $0.61 per share. This dividend, which will be paid on November 22, 2023 to stockholders of record as of November 14, 2023, will be our 210th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2023 Net income attributable to common stockholders guidance has been revised to a range of $0.91 to $0.95 per diluted share from the previous range of $0.75 to $0.84 per diluted share, primarily due to change in projected net gains/losses/impairments and depreciation and amortization. We increased the midpoint of the guidance range of full year normalized FFO attributable to common stockholders to a range of $3.59 to $3.63 per diluted share from the previous range of $3.51 to $3.60 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 11.5% to 13.5%, which is comprised of the following components:
◦Seniors Housing Operating approximately 23% to 26%
◦Seniors Housing Triple-net approximately 1.5% to 2.5%
◦Outpatient Medical approximately 2.5% to 3%
◦Long-Term/Post-Acute Care approximately 4% to 5%
•Investments: Our earnings guidance includes only those acquisitions closed to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Impact of Interest Rates and Foreign Exchange Rates: Increased interest rates on floating rate debt and a strengthening U.S. Dollar relative to the British Pound and Canadian Dollar are expected to reduce 2023 normalized FFO attributable to common stockholders by approximately $0.20 per diluted share versus 2022.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $176 million to $180 million and stock-based compensation expense to be approximately $35 million.
•Development: We anticipate funding an additional $334 million of development in 2023 relating to projects underway on September 30, 2023.
•Dispositions: We expect pro rata disposition proceeds of $624 million at a blended yield of 5.5% in the next twelve months. This includes approximately $588 million of consideration from expected property sales and $36 million of expected proceeds from loan repayments.
•Pandemic Relief Funds: Our initial 2023 earnings guidance did not include the recognition of any pandemic relief funds. During the nine months ended September 30, 2023, we recognized approximately $13 million at our share relating to federal programs in the United States and similar programs in the United Kingdom and Canada. Our updated guidance does not include any additional funds in 2023. During the full year 2022, we recognized approximately $35 million at our share relating to these programs.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2023 outlook and assumptions on the third quarter 2023 conference call.

3Q23	Earnings Release	October 30, 2023
Conference Call Information We have scheduled a conference call on Tuesday, October 31, 2023 at 9:00 a.m. Eastern Time to discuss our third quarter 2023 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 7, 2023. To access the rebroadcast, dial (800) 770-2030 or (647) 362-9199 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata version of total

3Q23	Earnings Release	October 30, 2023
resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and includes any revenue or expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2023, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), a real estate investment trust ("REIT") and S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower, owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of the COVID-19 pandemic; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties;

3Q23	Earnings Release	October 30, 2023
changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q23	Earnings Release	October 30, 2023
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2023	2022
Assets
Real estate investments:
Land and land improvements	$4,373,058	$4,156,985
Buildings and improvements	35,010,855	33,018,251
Acquired lease intangibles	1,961,799	1,920,803
Real property held for sale, net of accumulated depreciation	355,380	175,657
Construction in progress	1,338,076	1,012,202
Less accumulated depreciation and intangible amortization	(8,868,627)	(7,687,077)
Net real property owned	34,170,541	32,596,821
Right of use assets, net	338,693	323,230
Real estate loans receivable, net of credit allowance	1,181,265	916,639
Net real estate investments	35,690,499	33,836,690
Other assets:
Investments in unconsolidated entities	1,568,096	1,383,246
Goodwill	68,321	68,321
Cash and cash equivalents	2,582,037	343,446
Restricted cash	104,674	81,738
Straight-line rent receivable	405,154	430,173
Receivables and other assets	1,235,921	1,270,874
Total other assets	5,964,203	3,577,798
Total assets	$41,654,702	$37,414,488

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$654,715
Senior unsecured notes	13,453,985	12,324,601
Secured debt	2,380,253	2,121,628
Lease liabilities	365,115	410,415
Accrued expenses and other liabilities	1,636,730	1,445,479
Total liabilities	17,836,083	16,956,838
Redeemable noncontrolling interests	244,793	400,965
Equity:
Common stock	533,918	473,930
Capital in excess of par value	30,056,076	25,289,432
Treasury stock	(112,313)	(111,772)
Cumulative net income	9,061,133	8,808,678
Cumulative dividends	(16,435,416)	(15,215,694)
Accumulated other comprehensive income	(149,362)	(75,267)
Total Welltower Inc. stockholders’ equity	22,954,036	19,169,307
Noncontrolling interests	619,790	887,378
Total equity	23,573,826	20,056,685
Total liabilities and equity	$41,654,702	$37,414,488

3Q23	Earnings Release	October 30, 2023

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2023	2022	2023	2022
	Revenues:
	Resident fees and services	$1,199,808	$1,068,706	$3,490,942	$3,073,040
	Rental income	384,507	361,983	1,152,005	1,079,784
	Interest income	42,220	37,791	117,335	113,925
	Other income	35,478	5,364	127,938	75,335
	Total revenues	1,662,013	1,473,844	4,888,220	4,342,084
	Expenses:
	Property operating expenses	995,273	912,180	2,911,698	2,619,932
	Depreciation and amortization	339,314	353,699	1,020,371	968,082
	Interest expense	156,532	139,682	453,272	389,128
	General and administrative expenses	46,106	34,811	134,764	109,071
	Loss (gain) on derivatives and financial instruments, net	2,885	6,905	5,095	8,076
	Loss (gain) on extinguishment of debt, net	1	2	7	593
	Provision for loan losses, net	4,059	490	7,292	(149)
	Impairment of assets	7,388	4,356	21,103	4,356
	Other expenses	38,220	15,481	72,034	76,716
	Total expenses	1,589,778	1,467,606	4,625,636	4,175,805
	Income (loss) from continuing operations before income taxes
	and other items	72,235	6,238	262,584	166,279
	Income tax (expense) benefit	(4,584)	(3,257)	(11,132)	(11,335)
	Income (loss) from unconsolidated entities	(4,031)	(6,698)	(51,434)	(16,640)
	Gain (loss) on real estate dispositions, net	71,102	1,064	69,681	20,466
	Income (loss) from continuing operations	134,722	(2,653)	269,699	158,770

	Net income (loss)	134,722	(2,653)	269,699	158,770
Less:	Net income (loss) attributable to noncontrolling interests (1)	7,252	4,114	13,516	13,828
	Net income (loss) attributable to common stockholders	$127,470	$(6,767)	$256,183	$144,942
	Average number of common shares outstanding:
	Basic	521,848	463,366	504,420	455,074
	Diluted	525,138	463,366	507,353	457,999
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.24	$(0.01)	$0.51	$0.32
	Diluted(2)	$0.24	$(0.01)	$0.50	$0.32
	Common dividends per share	$0.61	$0.61	$1.83	$1.83

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

3Q23	Earnings Release	October 30, 2023

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income (loss) attributable to common stockholders	$127,470	$(6,767)	$256,183	$144,942
Depreciation and amortization	339,314	353,699	1,020,371	968,082
Impairments and losses (gains) on real estate dispositions, net	(63,714)	3,292	(48,578)	(16,110)
Noncontrolling interests(1)	(8,789)	(14,614)	(34,957)	(42,540)
Unconsolidated entities(2)	24,843	27,253	78,349	65,712
NAREIT FFO attributable to common stockholders	419,124	362,863	1,271,368	1,120,086
Normalizing items, net(3)	66,404	28,279	84,557	33,938
Normalized FFO attributable to common stockholders	$485,528	$391,142	$1,355,925	$1,154,024

Average diluted common shares outstanding
For net income (loss) purposes	525,138	463,366	507,353	457,999
For FFO purposes	525,138	466,950	507,353	457,999

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.24	$(0.01)	$0.50	$0.32
NAREIT FFO	$0.80	$0.78	$2.51	$2.45
Normalized FFO	$0.92	$0.84	$2.67	$2.52

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$1.83	$1.83
Normalized FFO attributable to common stockholders per share	$0.92	$0.84	$2.67	$2.52
Normalized FFO payout ratio	66%	73%	69%	73%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(32,340)	$(33,816)	$(96,060)	$(79,337)
Non-cash interest expenses(7)	7,191	5,365	19,643	15,638
Recurring cap-ex, tenant improvements, and lease commissions	(50,026)	(44,987)	(127,633)	(117,011)
Stock-based compensation	8,578	6,115	28,193	19,458

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized foreign currency loss (gain) (see Exhibit 2).

3Q23	Earnings Release	October 30, 2023

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023		2022	2023	2022
Loss (gain) on derivatives and financial instruments, net	$2,885	(1)	$6,905	$5,095	$8,076
Loss (gain) on extinguishment of debt, net	1		2	7	593
Provision for loan losses, net	4,059	(2)	490	7,292	(149)
Income tax benefits	—		—	(246)	—
Other impairment	12,309	(3)	—	12,309	(620)
Other expenses	38,220	(4)	15,481	72,034	76,716
Leasehold interest termination	—		—	(65,485)	(64,854)
Casualty losses, net of recoveries	1,014	(5)	328	9,069	3,001
Foreign currency loss (gain)	82	(6)	2,037	(490)	3,877
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	7,834	(7)	3,036	44,972	7,298
Net normalizing items	$66,404		$28,279	$84,557	$33,938

Average diluted common shares outstanding	525,138		466,950	507,353	457,999
Net normalizing items per diluted share	$0.13		$0.06	$0.17	$0.07

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in 2021.
(2) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(3) Represents the write off of straight-line rent receivable balances relating to leases placed on cash recognition.
(4) Primarily related to non-capitalizable transaction costs and legal fees associated with operator transitions.
(5) Primarily relates to casualty losses net of any insurance recoveries.
(6) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(7) Primarily related to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2023				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$385	$431	$468	$489
Impairments and losses (gains) on real estate dispositions, net(1,2)	(20)	(20)	(124)	(124)
Depreciation and amortization(1)	1,406	1,406	1,422	1,422
NAREIT FFO attributable to common stockholders	1,771	1,817	1,766	1,787
Normalizing items, net(1,3)	18	18	85	85
Normalized FFO attributable to common stockholders	$1,789	$1,835	$1,851	$1,872

Diluted per share data attributable to common stockholders:
Net income	$0.75	$0.84	$0.91	$0.95
NAREIT FFO	$3.47	$3.56	$3.43	$3.47
Normalized FFO	$3.51	$3.60	$3.59	$3.63

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(126)	$(126)	$(131)	$(131)
Non-cash interest expenses	27	27	28	28
Recurring cap-ex, tenant improvements, and lease commissions	(177)	(177)	(184)	(184)
Stock-based compensation	37	37	37	37

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

3Q23	Earnings Release	October 30, 2023

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	September 30,
	2023	2022	% growth
Net income (loss)	$134,722	$(2,653)
Loss (gain) on real estate dispositions, net	(71,102)	(1,064)
Loss (income) from unconsolidated entities	4,031	6,698
Income tax expense (benefit)	4,584	3,257
Other expenses	38,220	15,481
Impairment of assets	7,388	4,356
Provision for loan losses, net	4,059	490
Loss (gain) on extinguishment of debt, net	1	2
Loss (gain) on derivatives and financial instruments, net	2,885	6,905
General and administrative expenses	46,106	34,811
Depreciation and amortization	339,314	353,699
Interest expense	156,532	139,682
Consolidated NOI	666,740	561,664
NOI attributable to unconsolidated investments(1)	29,488	27,374
NOI attributable to noncontrolling interests(2)	(22,838)	(27,236)
Pro rata NOI	673,390	561,802
Non-cash NOI attributable to same store properties	(14,036)	(16,045)
NOI attributable to non-same store properties	(190,461)	(134,532)
Currency and ownership adjustments(3)	(1,513)	2,746
Normalizing adjustments, net(4)	(1,489)	(5,758)
Same Store NOI (SSNOI)	$465,891	$408,213	14.1%

Seniors Housing Operating	238,882	189,440	26.1%
Seniors Housing Triple-net	89,929	86,573	3.9%
Outpatient Medical	117,217	113,344	3.4%
Long-Term/Post-Acute Care	19,863	18,856	5.3%
Total SSNOI	$465,891	$408,213	14.1%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

3Q23	Earnings Release	October 30, 2023

Reconciliation of SHO SS RevPOR Growth			Exhibit 5
(in thousands except SS RevPOR)
	September 30,
	2023	2022
Consolidated SHO revenues	$1,203,899	$1,072,600
Unconsolidated SHO revenues attributable to WELL(1)	59,550	53,953
SHO revenues attributable to noncontrolling interests(2)	(41,696)	(64,800)
SHO pro rata revenues(3)	1,221,753	1,061,753
Non-cash and non-RevPOR revenues on same store properties	(1,054)	(960)
Revenues attributable to non-same store properties	(283,502)	(225,646)
Currency and ownership adjustments(4)	(4,644)	14,688
SHO SS RevPOR revenues(5)	$932,553	$849,835

Average occupied units/month(6)	59,445	57,914
SHO SS RevPOR(7)	$5,187	$4,851
SS RevPOR YOY growth	6.9%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.37 and to translate UK properties at a GBP/USD rate of 1.20.

(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

3Q23	Earnings Release	October 30, 2023

Net Debt to Adjusted EBITDA Reconciliation			Exhibit 6
(in thousands)	Three Months Ended
	September 30, 2023		September 30, 2022
Net income (loss)	$134,722		$(2,653)
Interest expense	156,532		139,682
Income tax expense (benefit)	4,584		3,257
Depreciation and amortization	339,314		353,699
EBITDA	635,152		493,985
Loss (income) from unconsolidated entities	4,031		6,698
Stock-based compensation	8,578		6,115
Loss (gain) on extinguishment of debt, net	1		2
Loss (gain) on real estate dispositions, net	(71,102)		(1,064)
Impairment of assets	7,388		4,356
Provision for loan losses, net	4,059		490
Loss (gain) on derivatives and financial instruments, net	2,885		6,905
Other expenses	38,220		15,481
Casualty losses, net of recoveries	1,014		328
Other impairment(1)	12,309		—
Adjusted EBITDA	$642,535		$533,296

Total debt(2)	$15,899,420		$15,210,358
Cash and cash equivalents and restricted cash	(2,686,711)		(425,184)
Net debt	$13,212,709		$14,785,174

Adjusted EBITDA annualized	$2,570,140		$2,133,184
Net debt to Adjusted EBITDA ratio	5.14	x	6.93	x

(1) Represents the write off of straight-line rent receivable balances for leases placed on cash recognition.
(2) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $299,933,000 and $301,001,000 for the three months ended September 30, 2023 and 2022, respectively.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	September 30, 2023	December 31, 2022
Common shares outstanding	532,268	490,509
Period end share price	$81.92	$65.55
Common equity market capitalization	$43,603,395	$32,152,865

Total debt(1)	$15,899,420	$14,661,552
Cash and cash equivalents and restricted cash	(2,686,711)	(722,292)
Net debt	$13,212,709	$13,939,260

Noncontrolling interests(2)	864,583	1,099,182
Consolidated enterprise value	$57,680,687	$47,191,307
Net debt to consolidated enterprise value	22.9%	29.5%

(1) Amounts include senior unsecured notes, secured debt and lease liabilities related to finance leases, as reflected on our consolidated balance sheets. Operating lease liabilities related to the ASC 842 adoption are excluded.

(2) Includes amounts attributable to both redeemable noncontrolling interests and noncontrolling interests as reflected on our consolidated balance sheets.

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